Exhibit 5.1

[Jones Day Letterhead]

January 25, 2019

Twin River Worldwide Holdings, Inc.

100 Twin River Road

Lincoln, Rhode Island 02865

Re:	Registration Statement on Form S-4 by Twin River Worldwide Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to Twin River Worldwide Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 2,977,285 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Transaction Agreement, dated as of July 22, 2018, as amended on October 8, 2018 (the “Transaction Agreement”), among the Company, Dover Downs Gaming & Entertainment, Inc., a Delaware corporation, Double Acquisition Corp., a Delaware corporation, and DD Acquisition LLC, a Delaware limited liability company. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2018 (Registration No. 333-228973) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Transaction Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

Twin River Worldwide Holdings, Inc. January 25, 2019 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Jones Day